As filed with the Securities and Exchange Commission on June 5, 2015	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMTC Corporation

(Exact name of registrant as specified in its charter)

Delaware	98-0197680
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

635 Hood Road, Markham, Ontario, Canada L3R 4N6

(Address of Principal Executive Offices, Including Zip Code)

SMTC Corporation 2010 Incentive Plan

(Full Title of the Plan)

Mr. Sushil Dhiman	Copy to:
President/CEO	John J. Zak, Esq.
SMTC Corporation	Hodgson Russ LLP
635 Hood Road	The Guaranty Building
Markham, Ontario, Canada L3R 4N6	140 Pearl Street, Suite 100
(905) 479-1810	Buffalo, New York 14202
(Name, address and telephone	(716) 856-4000
number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☑

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01	1,278,388 shares	$1.70 (3)	$2,173,259.60 (3)	$252.53

Common Stock, par value $0.01	721,403 shares (2)	$1.80 - 3.11 (4)	$1,456,892.94 (4)	$169.29

TOTAL	1,999,791 shares			$421.82

(1)

This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	Represents shares issuable by the Registrant pursuant to the Plan upon the exercise of outstanding stock options issued prior to the date of this filing.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1). Pursuant to Rule 457(c), the price per share and aggregate offering price are based upon the average of the reported high and low prices for the shares on NASDAQ composite reporting system on May 29, 2015.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1). The price per share and aggregate offering price for outstanding stock options are based on the exercise price of such options. The following chart details the calculation of the registration fee:

Number of Shares Issuable Pursuant to Outstanding Stock Options Pursuant to Plan	Offering Price Per Share	Aggregate Offering Price

83,333	$3.11	$259,168.74
50,000	2.19	109,500.00
10,000	2.17	21,700.00
100,000	2.02	202,000.00
25,000	1.96	49,000.00
453,069	1.80	$815,524.20
721,403		$1,456,892.94

Part I

Information Required in the Section 10(a) Prospectus

The information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to plan participants as specified by Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

ITEM 3. Incorporation of Documents by Reference.

The following documents of SMTC Corporation (“SMTC”) are incorporated by reference into this Registration Statement:

(a)     SMTC’s Annual Report on Form 10-K for the year ended December 28, 2014, filed with the Commission on March 30, 2015 as amended by Amendment No. 1 to SMTC’s Annual Report on Form 10-K filed with the Commission on April 27, 2015;

(b)     SMTC’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2015, which we filed with the Commission on April 29, 2015;

(c)     All other reports filed by SMTC pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above, including SMTC’s Current Report on Form 8-K filed with the Commission on April 17, 2015; and

(d)     The description of SMTC’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on July 18, 2000 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by SMTC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Hodgson Russ LLP will advise SMTC regarding certain legal matters in connection with the issuance of shares of the common stock registered under this Registration Statement.

SMTC has agreed to indemnify and hold KPMG LLP (“KPMG”) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on SMTC’s past financial statements incorporated by reference in this Registration Statement.

ITEM 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors to the corporation or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. SMTC’s Fifth Amended and Restated Certificate of Incorporation contains a provision which, in substance, eliminates directors’ personal liability as set forth above.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. SMTC’s Fifth Amended and Restated Certificate of Incorporation contains a provision which, in substance, provides for indemnification as set forth above.

SMTC’s Fifth Amended and Restated Certificate of Incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors and officers of SMTC.

SMTC has entered into indemnification agreements with each director which provide that SMTC shall, subject to certain exceptions, indemnify and pay, advance or reimburse the costs of defense of such person who is made party to a proceeding by reason of their indemnified capacities. Each indemnified party agrees to repay any payment, advance or reimbursement of expenses made by SMTC to such person if it is determined, following the final disposition of the claim, that the person is not entitled to indemnification by SMTC with respect to a claim for which indemnification was obtained.

SMTC also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in such capacities on behalf of SMTC.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

ITEM 9. Undertakings.

(a)     SMTC hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by SMTC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     SMTC hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of SMTC’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SMTC pursuant to the foregoing provisions, or otherwise, SMTC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SMTC of expenses incurred or paid by a director, officer or controlling person of SMTC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SMTC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SMTC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Markham, Ontario, Canada, on June 5, 2015.

SMTC CORPORATION

BY:	/s/ Sushil Dhiman
Sushil Dhiman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints CLARKE H. BAILEY AND SUSHIL DHIMAN, and each of them severally, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or each of them or their or his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(a) Principal Executive Officer

/s/ Sushil Dhiman	President, Chief Executive Officer and Director	June 5, 2015
Sushil Dhiman

(b) Principal Financial and Accounting Officer

/s/ Jim Currie	Interim Chief Financial Officer	June 5, 2015
Jim Currie

(c) Directors

/s/ Clarke H. Bailey		June 5, 2015
Clarke H. Bailey

/s/ Sushil Dhiman		June 5, 2015
Sushil Dhiman

/s/ David Sandberg	June 5, 2015
David Sandberg

/s/ Lawrence Silber	June 5, 2015
Lawrence Silber

/s/ Frederick Wasserman	June 5, 2015
Frederick Wasserman

/s/ J. Randall Waterfield	June 5, 2015
J. Randall Waterfield

EXHIBIT INDEX

Exhibit No.                              Description

5.1	Opinion of Hodgson Russ LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Hodgson Russ LLP (included in exhibit 5.1).

24.1	Power of attorney (included on signature page).